Exhibit 10.23(c)

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Agreement”) is made as of November_, 2018, by and between IRX Therapeutics, Inc., a New York corporation (“Assignor”) and Brooklyn Immunotherapeutic LLC, a Delaware limited liability company (“Assignee”),

RECITALS:

A. Pursuant to that certain Lease Agreement, dated September 28, 2015, between BIOBAT, INC„ a Not-for-Profit 501(c)(3) corporation organized under the laws of the State of New York (“Landlord”) and Assignor (“Lease”), Landlord currently leases to Assignor, that certain “Premises” (as more particularly described in the Lease). All initial capitalized terms used herein but not herein defined and defined in the Lease shall have the meaning ascribed to such terms under the Lease,

B. Assignor desires by this Agreement to assign all of its right, title and interest in and to the Lease to Assignee, and Assignee desires to accept such assignment and to agree to perform all of the obligations of the tenant under the Lease from and after the Effective Time (as hereinafter defined), ail upon the terms and conditions hereinafter set forth,

TERMS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows;

1. Assignor assigns to Assignee all of its right, title and interest in and to the Lease as of the Effective Time, Assignee hereby accepts the foregoing assignment and assumes and agrees to be bound by and perform all covenants, conditions, obligations and duties of Assignor under the Lease as of the Effective Time. Assignee agrees that it has inspected the Premises and hereby agrees to take the Premises in the condition existing upon the Effective Time.

2. Assignor shall remain obligated to Landlord for the full performance of all covenants, conditions, obligations and duties required of tenant under the Lease and shall not be relieved of any such performance thereunder as a result of this Assignment. However, as of the Effective Time, Assignor shall have no continuing or future possessory rights in and to the Premises and thereafter waives any right it may possess to receive notice from Landlord relative to this Agreement or the Lease.

3. Assignor agrees that any security deposit currently being held by Landlord in the amount of shall be retained by Landlord to mist, the security deposit requirements of “Tenant” under the Lease. Any amount of such security deposit remaining at the expiration of the term of the Lease shall be paid to Assignee after full satisfaction of any amount owed to Landlord,

4. Assignor represents and covenants as follows:

(a) That the Lease is in full force and effect; that Assignor’s interest therein is free and clear of all encumbrances; and that Assignor has fully-performed all covenants and obligations under the Lease and has not done or permitted any acts in violation of the covenants contained in the Lease,

(b) That Assignor has not heretofore assigned, mortgaged or otherwise transferred, amended or encumbered, voluntarily or involuntarily, the Lease or its interest therein or subleased or allowed use or occupancy of the Premises by any other person or entity under a sublease or occupancy agreement remaining in effect.

(c) That Landlord has fully performed all the covenants and obligations on its part to be performed and observed under the Lease; that Landlord has not done or permitted any act or acts in violation of any of the covenants, provisions or terms thereof°, and that there is not now in existence any reason or claim to offset, deduct or decrease any payments due under the Lease,

5. Within thirty (30) days following the Effective Time, Assignor shall pay the Landlord’s attorneys’ fees and costs incurred in connection with the assignment contemplated hereby, Landlord consents to the assignment of the Lease to Assignee only at such time as this Agreement has been executed by all of the parties hereto. Nothing in this Agreement shall be deemed to waive or modify any of the provisions of the Lease, Consent to this Agreement shall not be deemed a consent by Landlord to any further assignment, whether or not Assignee purports to permit the same.

6. Subject to the provisions of Paragraph 5, the provisions of this Agreement shall bind and inure to the benefit of the heirs, representatives, successors and assigns of the parties hereto.

7. Assignee’s address for notices under the Lease shall be the Premises, unless changed in accordance with the Lease.

8. Each individual executing this Agreement on behalf of a partnership, corporation, limited liability company or other entity represents that he or she is duly authorized to execute and deliver this Agreement on behalf of the entity which is a party to this Agreement and agrees to deliver evidence of his or her authority to the other party(ies) upon request.

9. This Agreement may be executed by the parties hereto in separate counterparts, including by facsimile or PDF file, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of, the parties hereto.

10. This Agreement is being entered into in conjunction with the purchase of the Assignor’s business by the Assignee pursuant to a certain Asset Purchase Agreement, by and among Assignor and Assignee (the “Transaction”). The parties to this Agreement agree that this Agreement shall become effective, and shall only become effective, at such time as the closing date of the Transaction (the “Effective Time”). If the Transaction does not close, this Agreement shall automatically become null and void,

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR: IRX THERAPEUTICS, INC. a New York corporation		ASSIGNEE: BROOKLYN IMMUNOTHERAPEUTICS, LLC a New York corporation

By:	/s/ Mark W. Leuchtenberger	By:	/s/ Mark W. Leuchtenberger
	Mark W. Leuchtgenberger, CEO		Mark W. Leuchtgenberger, CEO
	1-14-2019		1-14-2019

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Landlord represents that the Lease is in full force and effect and that, to its knowledge, Assignor is not in default of any of its obligations thereunder. Landlord consents to the subject Assignment and Assumption of Lease. Landlord makes no representation regarding Assignor’s compliance with Article XI of the Prime Lease in connection with the subject assignment and assumption.

LANDLORD:

BIOBAT, INC.
a New York Not-for-Profit corporation

By:	/s/ Eva Cramer
Eva Cramer, President
(Print Name and Title)
November 02, 2018

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